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                                                                    EXHIBIT 99.1

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                        CHANCELLOR BROADCASTING COMPANY

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        12655 N. CENTRAL EXPRESSWAY, SUITE 105  DALLAS, TEXAS 79243-6354
                      (214) 239-6220   FAX (214) 239-0220


FOR IMMEDIATE RELEASE
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                    CHANCELLOR BROADCASTING COMPANY ANNOUNCES
                          DEBT PLACEMENT BY SUBSIDIARY

        DALLAS, TX, June 18, 1997 -- Chancellor Broadcasting Company (Nasdaq:
CBCA) announced today that its subsidiary, Chancellor Radio Broadcasting Company, has agreed to sell $200,000,000 of 8-3/4% Senior Subordinated Notes due 2007 in a private placement transaction. The Notes will be sold at a discount and will have a yield to maturity of 8.92% per annum. Chancellor said that the net proceeds of the offering will be used to repay term debt outstanding under Chancellor Radio Broadcasting's bank credit facility. The offering is expected to close on June 24, 1997.

        The Notes will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of such laws.

        Chancellor Broadcasting was formed in 1993 by Steven Dinetz and Hicks, Muse, Tate & Furst to pursue acquisitions in the radio broadcast industry. Chancellor Broadcasting is one of the leading pure-play radio broadcasting companies in the United States. Upon consummation of all pending acquisitions, excluding the previously announced merger with Evergreen Media and acquisition of four radio properties from Viacom International, Chancellor will own and operate 51 stations in 14 markets.

        Chancellor Media Corporation, the nation's largest pure-play radio broadcasting company, is being formed by the merger of Chancellor Broadcasting Company with Evergreen Media Corporation (Nasdaq:EVGM) and the acquisition of ten radio properties owned by Viacom International (AMEX: VIA, VIAB). Upon consummation of all announced transactions, Chancellor Media will own and operate 96 radio stations in 21 of the nations 40 largest markets.

For more information, please contact:



Chancellor Broadcasting:             Steve Dinetz                        972-239-6220
                                     Jacques Kerrest

Brainerd Communicators:              Chris Plunkett                      212-986-6667
                                     John Buckley






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